UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2009

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2009, Medivation, Inc. and its wholly owned subsidiary Medivation Prostate Therapeutics, Inc. (collectively, “Medivation”) entered into a Collaboration Agreement (the “Collaboration Agreement”) with Astellas Pharma Inc. and its indirect wholly owned subsidiary Astellas US LLC (collectively, “Astellas”) for the global development and commercialization of MDV3100, Medivation’s investigational drug for the treatment of prostate cancer. Under the Collaboration Agreement, Medivation and Astellas will collaborate on the development of MDV3100 for the United States market, and Astellas will be responsible for developing and seeking regulatory approval for MDV3100 outside the United States. Following regulatory approval by the United States Food and Drug Administration and launch of MDV3100 in the United States, Medivation will have the right to co-promote MDV3100 with Astellas in the United States. Astellas will be responsible for commercialization of MDV3100 outside the United States. Medivation will be initially responsible, through its contract manufacturers, for manufacture of MDV3100 for clinical purposes, and this responsibility will be transitioned to Astellas prior to commercialization. After such transition to Astellas, Astellas will be responsible for all manufacture of MDV3100 for both clinical and commercial purposes. Both Medivation and Astellas have agreed not to commercialize certain other products having a similar mechanism of action as MDV3100 for the treatment of specified indications for a specified time period, subject to certain exceptions.

The Collaboration Agreement establishes several joint committees having representatives from Astellas and Medivation that will operate by consensus to oversee the collaboration. In the event that a joint committee is unable to reach consensus on a particular issue, then, depending on the issue, a dispute may be resolved at the joint committee level if a party has a final decision right on the issue or escalated to senior management of the parties. If a dispute is escalated to senior management and no consensus is reached, then, for some issues, the Collaboration Agreement permits one party to make a final decision. Other issues can only be decided by consensus of the parties, and unless and until the parties’ representatives reach agreement on such issue, no decision on such issue will be made, and the status quo will be maintained.

Under the Collaboration Agreement, Medivation will receive an up-front cash payment of $110 million. Medivation is also eligible to receive payments of up to $335 million upon the attainment of development and regulatory milestones plus an additional $320 million upon the achievement of certain net sales levels for MDV3100. Medivation and Astellas will share equally the costs and expenses of developing and commercializing MDV3100 for the United States market, and Medivation and Astellas will share equally profits (or losses) resulting from the commercialization of MDV3100 in the United States. For clinical trials useful both in the United States and in Europe or Japan, such as the ongoing Phase 3 trial, Medivation will be responsible for one-third of the costs. In all other respects, Astellas will bear all development and commercialization costs outside the United States, and Astellas will pay Medivation tiered royalties on the aggregate net sales of MDV3100 outside the United States.

Each of Medivation and Astellas is permitted to terminate the Collaboration Agreement for an uncured material breach by the other party or for the insolvency of the other party. Astellas has a right to terminate the Collaboration Agreement unilaterally by advance written notice to Medivation, but, except in certain specific circumstances, generally cannot exercise that termination right until the first anniversary of MDV3100’s first commercial sale. Following any termination of the Collaboration Agreement in its entirety, all rights to develop and commercialize MDV3100 will revert to Medivation, and Astellas will grant a license to Medivation to enable Medivation to continue such development and commercialization. In addition, except in the case of a termination by Astellas for Medivation’s uncured material breach, Astellas will supply MDV3100 to Medivation during a specified transition period.

The foregoing is only a brief description of the material terms of the Collaboration Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Collaboration Amendment that will be filed as exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2009.

A copy of the joint press release issued by Medivation and Astellas, entitled “Astellas and Medivation Enter Into Worldwide Agreement to Co-Develop and Co-Commercialize MDV3100 for the Treatment of Prostate Cancer,” announcing the transaction is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated October 27, 2009, entitled “Astellas and Medivation Enter Into Worldwide Agreement to Co-Develop and Co-Commercialize MDV3100 for the Treatment of Prostate Cancer.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: October 26, 2009	By:	/s/ C. PATRICK MACHADO
C. Patrick Machado
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

99.1	Press release, dated October 27, 2009, entitled “Astellas and Medivation Enter Into Worldwide Agreement to Co-Develop and Co-Commercialize MDV3100 for the Treatment of Prostate Cancer.”